EXHIBIT 5.19

CONSENT OF YOHANN BOUCHARD

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Yohann Bouchard, Professional Engineer (P.Eng.) and a member of the Association of Professional Engineers Ontario (PEO), hereby consent to the use of, and reference to, my name, and the inclusion in the Registration Statement on Form F-10 of New Gold Inc. of the information reviewed and approved by me that is of a scientific or technical nature contained therein, other than that which relates to Mineral Reserves and Mineral Resources.

Dated this 13th day of May, 2024

/s/ Yohann Bouchard
Name:	Yohann Bouchard, P.Eng., member of PEO